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EXHIBIT 99.2


iLinc
  COMMUNICATIONS


CONTACT:    Mark R. Yeager
            Vice President of Marketing
            602-952-1200
            pr@ilinc.com
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              ILINC ASSERTS LEADERSHIP IN WEB CONFERENCING SOFTWARE
                           TO GOVERMENT ORGANIZATIONS
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        COMPANY FOCUSES MORE RESOURCES ON GOVERNMENT AND MILITARY SECTOR

PHOENIX, Arizona (October 31, 2006) - iLinc Communications, Inc. (AMEX:ILC), developers of Web conferencing software and audio conferencing solutions, today announced a strategic initiative to gain market share in the growing government and military sectors. The Company has reallocated sales resources and added sales staff that will concentrate exclusively on building new government accounts and expanding existing relationships with government entities. iLinc is strategically poised to build additional momentum from current government customers such as the US Coast Guard, Department of Defense, Secret Service, US Army, and defense contractors like Boeing and EDS. As a part of this new emphasis in the government and military sector iLinc has reassigned its Senior Vice President of Sales, Nathan Cocozza, to concentrate his efforts in this area.

"iLinc technology offers distinct competitive advantages in the government sector, first of which is the security that the Company diligently builds into its Web conferencing software," stated James M. Powers, Jr., President and Chief Executive Officer of iLinc Communications. "iLinc software meets the government's requirement for AES data encryption and the securing of all data shared in iLinc sessions. iLinc is also one of the few enterprise class collaboration software solutions that may be installed behind a firewall and has proven to be successful in locked-down environments. Given the opportunities that are present in the Federal Government sector and particularly within the military and defense contractor market, we determined that a realignment in our sales staff structure was appropriate. We find that the defense sector increasingly appreciates our `made in the USA' Web conferencing software that is wholly developed and supported in the United States, in contrast to our largest competitors," concluded Dr. Powers.

"The government sector is an exciting growth opportunity for iLinc and I'm pleased to head up this important initiative," commented Nathan Cocozza, Senior Vice President. "We believe our solutions are a very good fit with the critical requirements of this sector. Namely, security, scalability, and ease of deployment."

ABOUT ILINC COMMUNICATIONS, INC.
iLinc Communications, Inc. is a leading developer of Web conferencing software and audio (phone) conferencing services for highly secure and cost-effective collaborative meetings, presentations, and training sessions. The Company enables customers to purchase and own iLinc Web conferencing software, which can be installed inside of a customer's network or hosted by iLinc. Our products and services include the iLinc Suite of Web Conferencing software (MeetingLinc, LearnLinc, ConferenceLinc, and SupportLinc); Audio Conferencing Services; On-Demand Conferencing; and EventPlus, a service for professionally managed online and audio conferencing events. iLinc's products and services are used by organizations worldwide in sales, HR and training, marketing, and customer support. More information about the Phoenix-based Company may be found on the Web at www.ilinc.com.
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iLinc, iLinc Communications, iLinc Suite, MeetingLinc, LearnLinc,
ConferenceLinc, SupportLinc, EventPlus, On-Demand, Web Presenter, and its logos are trademarks or registered trademarks of iLinc Communications, Inc. All other company names and products may be trademarks of their respective companies.


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